Exhibit 99 (a)

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Friday, December 29, 1995  (FOR IMMEDIATE RELEASE)
TROY, NC - First Bancorp announced today that two unrelated nonrecurring events will result in fourth quarter charges to earnings. The first event announced was the negotiation of a settlement of litigation against First Bank, the Company's banking subsidiary, and others, regarding the previously disclosed allegations that arose in August 1994. The second event resulted from nonrecurring severance expenses related to recent changes in two management positions.

First Bancorp has reached a settlement among all parties involved in litigation brought by Prudential Securities, Inc. against one of First Bank's customers and First Bank, arising out of loans made by Prudential and secured by certificates of deposit issued by First Bank. First Bank's records indicated that the certificates of deposit were issued for amounts far less than those shown on the documents held by Prudential. The First Bank branch manager involved in the issuance of the certificates of deposit died on August 5, 1994. After significant discovery and a mediation conference held earlier this month, First Bancorp concluded that it is in the best interests of its shareholders, customers and employees to settle the Prudential litigation and other related litigation at this time and to avoid costly trials. Because First Bancorp's fidelity bond coverage limit was not sufficient to cover the entire cost of the settlement, the company will report significant expenses in connection with resolving the litigation. The settlement will result in a nonrecurring fourth quarter pre-tax charge of approximately $1,946,000 which equates to approximately $1,185,000 after-tax, or 79 cents per share. Included in the pre-tax charge are the out of pocket costs to settle claims in the pre-tax amount of approximately $1,446,000 and additional provisions for loan losses of $500,000 which First Bancorp recorded due to charge-offs of loans related to the litigating parties. Before the settlement-related charge, the Company had already incurred approximately $789,000 in pre-tax expenses in 1995 for legal services and other expenses incurred in matters related to the litigation. Of the year-to-date expense, approximately $246,000 was expensed in the fourth quarter.

First Bancorp also will recognize expenses related to changes in two management positions that occurred in the fourth quarter. The first change relates to the previously announced departure of the company's President and CEO, and the second relates to the departure of the company's Regional President. The Regional President position was created less than eighteen months ago and is being eliminated in a restructuring of management. In connection with these management changes, First Bancorp entered into severance agreements with the two managers which will result in a nonrecurring fourth quarter pre-tax charge of approximately $745,000 which is approximately $454,000 after-tax, or 30 cents per share. One of the managers was employed under an employment contract which provided for payment of his salary for a period of five years. The payout of this contract, which has been negotiated within the past week, comprises the majority of this charge.
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First Bancorp President and CEO James H. Garner said, "Although we regret having to report such expenses to our shareholders, we recognize that the litigation settlement avoids not only the significant legal costs that a trial would have required, but also the unavoidable diversion of corporate attention and internal resources that a trial would have demanded. In addition, the resolution of both the litigation and severance issues will remove significant economic burdens that would have impacted earnings in future years. We are thankful to finally have these matters resolved."

First Bancorp is a bank holding company based in Troy, North Carolina. Its principal activity is the ownership and operation of First Bank, a state-chartered bank that operates 32 branch offices in a ten county market area centered in Troy. First Bancorp stock is traded on the NASDAQ National Market System under the symbol FBNC.

For additional information, please contact:
    Mr. James H. Garner
    President & Chief Executive Officer
    Telephone:  (910) 576-6171